EXHIBIT 99.1

Client Id: 77 THOMSON REUTERS STREETEVENTS EDITED TRANSCRIPT WOR - Q2 2018 Worthington Industries Inc Earnings Call EVENT DATE/TIME: DECEMBER 19, 2017 / 7:30PM GMT THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Client Id: 77

DECEMBER 19, 2017 / 7:30PM, WOR - Q2 2018 Worthington Industries Inc Earnings Call

CORPORATE PARTICIPANTS

B. Andrew Rose *Worthington Industries, Inc. - Executive VP & CFO*

Catherine Lyttle *Worthington Industries, Inc. - VP of Communications & IR*

John P. McConnell *Worthington Industries, Inc. - Chairman of the Board & CEO*

Mark A. Russell *Worthington Industries, Inc. - President & COO*

CONFERENCE CALL PARTICIPANTS

Charles Allen Bradford *Bradford Research, Inc. - President and Analyst*

John Charles Tumazos *John Tumazos Very Independent Research, LLC - President and CEO*

Philip Ross Gibbs *KeyBanc Capital Markets Inc., Research Division - VP and Equity Research Analyst*

PRESENTATION

Operator

Good afternoon, and welcome to the Worthington Industries Second Quarter Fiscal 2018 Earnings Conference Call. (Operator Instructions) This conference is being recorded at the request of Worthington Industries. If anyone objects, you may disconnect at this time.

I'd like to introduce Ms. Cathy Lyttle, Vice President of Corporate Communication and Investor Relations. Ms. Lyttle, you may begin.

Catherine Lyttle - *Worthington Industries, Inc. - VP of Communications & IR*

Good afternoon. Thank you, Cynthia. Welcome to our second quarter earnings call. Certain statements we may make today are forward-looking within the meaning of the 1995 Private Securities Litigation Reform Act. These statements are subject to risks and uncertainties and could cause actual results to differ from those suggested. Our earnings news release was issued this morning with more detail on those factors that could cause actual results to differ materially.

We are recording this call and it will be made available later today on our website.

With us in the room are Chairman and CEO, John McConnell; President and COO, Mark Russell; Executive Vice President and CFO, Andy Rose.

John has a few opening comments.

John P. McConnell - *Worthington Industries, Inc. - Chairman of the Board & CEO*

Well, thank you, Cathy, and thank all of you for joining us today. I am pleased to report to you again this quarter that our employees continue to perform at a very high level in every business segment, with earnings stabilized at near-record levels for the past 4 quarters. And I'll ask Andy Rose to start a deeper look at the quarter. Andy?

B. Andrew Rose - *Worthington Industries, Inc. - Executive VP & CFO*

Thanks, John. Good afternoon, everyone. The company delivered earnings per share of $0.61, excluding restructuring, the second-best second quarter in our history. Results were impacted by a onetime $0.04 catch-up charge at WAVE related to parent company allocations.

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Client Id: 77 We saw big improvement in our Pressure Cylinders segment from the Amtrol acquisition and strong Consumer Product volumes offset by lower toll volume in Steel Processing and lower equity income . Several unique items in the quarter were as follows . Equity income from WAVE was $ 4 . 9 million or $ 0 . 05 per share lower due to higher parent company allocations . $ 3 . 6 million of the allocation increase or $ 0 . 04 per share were catch - up charges for the January to August period . A pretax restructuring and impairment gain of $ 1 . 4 million or $ 0 . 01 per share relates to a sale of property in Steel offset by a write - down of our investment in Worthington Energy Innovations . Our effective annual tax rate was more normalized at 30% , higher than previous periods, as a result of lower stock comp deductions . Our best estimate of a normalized tax rate under the new tax law would be 23 . 5% , although we will only get 5 months of the lower rate in fiscal 2018 . Annual cash flow would be $ 20 million higher at current earnings and investment levels with the new tax rate . Cylinders' operating income, excluding restructuring, was up $ 12 . 9 million or 97 % to $ 26 . 1 million, driven by a $ 6 . 9 million contribution from Amtrol and significant demand in the Consumer Products business as a result of the hurricane relief efforts . This was the best quarter ever for Pressure Cylinders . The integration and performance of Amtrol continues to go well, but equally important, we have gained some talented people and a number of best practices that will make all of Worthington's businesses better . Steel Processing operating income was down $ 5 million, excluding restructuring, from the prior year quarter to $ 30 . 8 million . Most of the decline is related to weak tolling business at 2 of our consolidated joint ventures as direct volumes were up 4 . 4 % during the quarter . Revenue in Engineered Cabs was up 35 % to $ 30 . 4 million . But more importantly, operating losses were only $ 1 . 7 million, a $ 700 , 000 improvement over the same quarter a year ago . Volumes continue to improve in this segment, with strength in construction and mining equipment in particular . Equity income from our joint ventures during the quarter was down $ 10 . 7 million . WAVE was down $ 5 million, primarily due to the recently completed agreement with our partner to increase the allocations charged to WAVE for sales support and back office functions . WAVE's equity income was down $ 4 . 9 million from these higher parent company allocations, which were retroactive back to January 1 , 2017 , covering 11 months . WAVE also incurred $ 1 million in fees related to the sale of the international business . The good news here is that once the international sale closes, the annual impact to Worthington from the higher allocations will be roughly $ 2 million and not the full $ 5 million incurred this quarter . During the quarter, WAVE also announced the sale of its international business as part of a broader transaction with our partner, Armstrong World Industries . Once closed, the sale will result in estimated proceeds to Worthington of $ 45 million and will reduce our share of WAVE's equity income by approximately $ 5 million . We expect the sale to close some time mid - calendar 2018 . The decision to sell WAVE international is consistent with our approach to exit businesses that do not meet our margin and return expectations as opportunities present themselves and redeploy that capital in more productive sectors . In addition to WAVE, equity income at our ClarkDietrich joint venture was down $ 3 . 9 million from higher raw material prices, but competitive pressure limited their ability to raise prices . Our recently announced January price increase of 15 % should improve earnings . ArtiFlex was also down $ 1 . 3 million . The inherent volatility in both of these businesses was a key driver in our decision to convert them to minority interest joint ventures with partners who can give them a better chance of success . We received dividends from JVs of $ 19 million during the quarter . Cash from operations was $ 19 million for the quarter . We also received $ 16 million from the sale of real estate that was the previous site of PSM . We completed no acquisitions, spent $ 24 million on capital projects, distributed $ 13 million in dividends and repurchased 1 . 5 million shares of stock for $ 67 million during the quarter . Today, the board declared a $ 0 . 21 per share dividend for the third quarter, payable in March of 2018 . DECEMBER 19, 2017 / 7:30PM, WOR - Q2 2018 Worthington Industries Inc Earnings Call 3 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. 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Client Id: 77 Debt was essentially flat from the prior quarter at $ 781 million . Interest expense was up $ 2 . 4 million from the prior year quarter to $ 10 million as a result of our 15 - year $ 200 million bond offering completed in July at a rate of 4 . 3% . Our current annual run rate of interest is $ 40 million . We have consolidated cash of $ 122 million and almost $ 600 million available under our revolving credit facilities . Our net debt to trailing EBITDA leverage ratio is now roughly 1 . 7 x . Despite a bit of noise in our numbers this quarter, we continue to be quite pleased with the performance of our overall business . We are operating near - record earnings and cash flow levels despite limited contribution from our cabs and oil and gas businesses . The company generated $ 92 . 5 million of EBITDA, comparable to the same period last year . Trailing 12 - month adjusted EBITDA is now $ 381 million . We will continue our balanced approach to investing in our business, acquiring new businesses and returning capital to shareholders as opportunities present themselves . We have a lot of work in front of us, but the foundation of our people, our philosophy and our strategy continue to drive us forward. Mark will now discuss operations. Mark A . Russell - Worthington Industries, Inc . - President & COO Thanks, Andy . Steel Processing direct customer shipments increased by 4 % compared to the prior year quarter . That matches the 4 % increase in direct industry shipments noted in recent Metals Service Center Institute data . Toll processing volume decreased 23% , reflecting continued softness in toll galvanizing volume in our Spartan joint venture ; and more recently, a small, and we think temporary, reduction in toll pickling volume, reflecting a production issue in one facility . Combined, direct and toll volume decreased by 10% , and our mix of direct and total is, of course, now more skewed to direct, with 57 % of our volume being direct versus 43 % toll this quarter . That compares to 49 % direct and 51 % toll last year . Direct shipment increases were particularly strong in heavy truck, which was up 29% ; and agriculture, which was up 25% . Direct automotive shipments decreased just slightly, with Detroit Three down 2 % and all other manufacturers off an average of only 1% . Overall volumes still reflect considerable market strength even if volumes are modestly lower than last year's record - high levels . Our expanded Serviacero joint venture facilities in Mexico, as well as the newly expanded Mexican footprint of our Tailor Welded Blanks joint venture, continue to take advantage of the strong growth of the Mexican automotive market . As Andy mentioned, our Pressure Cylinders business had a record fiscal second quarter, excluding Amtrol ; and including the Amtrol acquisition, an all - time record quarter . In oil and gas equipment, our revenue was up 124 % compared to last year . Volume in this business has increased now for the fourth straight quarter as current oil and gas prices, and in particular, a stronger forward price curve, underpinned renewed capital investment by many key customers across several of the producing plays in the United States . In Alternative Fuels, revenue was down 11% , primarily due to lower European automotive volume . Our Industrial Products business now includes a significant portion of our Amtrol acquisition, and revenue there was up 60 % compared to last year with Amtrol included . Excluding Amtrol, revenue was still up 14 % compared to last year, primarily on higher LPG volumes and partially driven by demand that was hurricane - related . Our Consumer Products business now includes the other significant portion of the Amtrol acquisition . Excluding Amtrol, revenue in the legacy portion of the Consumer Products business was up 22 % on higher 16 - ounce, 14 - ounce and helium volume, with the increase in 16 - ounce sales driven partially by hurricane - related demand . Including Amtrol in the numbers, our Consumer Products revenue was up 64% . DECEMBER 19, 2017 / 7:30PM, WOR - Q2 2018 Worthington Industries Inc Earnings Call 4 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Client Id: 77

DECEMBER 19, 2017 / 7:30PM, WOR - Q2 2018 Worthington Industries Inc Earnings Call

In Engineered Cabs, the overall off-highway equipment market continues to see growth, especially in global construction and mining markets, with slight increases showing in North American agricultural demand. We're also seeing an increase in demand for aftermarket parts for cabs.

At WAVE, which remains our largest joint venture, volume was extraordinarily consistent, but down just slightly worldwide, off by about 2% in Asia, 2% in Europe and 2% in North America.

John, back to you.

John P. McConnell - *Worthington Industries, Inc. - Chairman of the Board & CEO*

Thank you, Mark and Andy. At this point, we'll be happy to entertain any questions you might have.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) And our first question comes from the line of John Tumazos.

John Charles Tumazos - *John Tumazos Very Independent Research, LLC - President and CEO*

Will the entire $45 million WAVE proceeds be a capital gain for book accounting in taxes? Or would the gain be even larger since the equity carrying value of WAVE on the balance sheet is negative, dividends are greater than cost?

B. Andrew Rose - *Worthington Industries, Inc. - Executive VP & CFO*

The entirety of it is not a gain. I think it's around 2/3, John, is probably a gain. And I heard the second part of your question around the...

John Charles Tumazos - *John Tumazos Very Independent Research, LLC - President and CEO*

I was just -- so this part of WAVE must have had a positive tax basis or cost, where some of the other parts have a negative basis because dividends are greater than investment.

B. Andrew Rose - *Worthington Industries, Inc. - Executive VP & CFO*

That's correct.

John Charles Tumazos - *John Tumazos Very Independent Research, LLC - President and CEO*

Why is Serviacero dropping off so much this year?

Mark A. Russell - *Worthington Industries, Inc. - President & COO*

They're not dropping off in volume, John, their -- the margins are a little tighter. But the...

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Client Id: 77 John Charles Tumazos - John Tumazos Very Independent Research, LLC - President and CEO Though, we care about earnings . John P . McConnell - Worthington Industries, Inc . - Chairman of the Board & CEO Can you repeat that? Mark A . Russell - Worthington Industries, Inc . - President & COO Yes . John Charles Tumazos - John Tumazos Very Independent Research, LLC - President and CEO I just said we care about earnings . The earnings are down over 80% . B . Andrew Rose - Worthington Industries, Inc . - Executive VP & CFO Us too . Mark A . Russell - Worthington Industries, Inc . - President & COO Us too . We continue to invest there . I think it reflects heavy investment . This is the third expansion for us in Monterrey, if you count the original investment . And we expanded that twice as we built that plant, now the second expansion's coming online here . And the volume across Mexico continues to grow, driven by the continued growth in automotive demand . The margins are a little bit compressed, that reflects, I think, partly an increase in steel cost there that didn't get passed through . But we watch those margins carefully . John Charles Tumazos - John Tumazos Very Independent Research, LLC - President and CEO Could you give us a little more color on why the alternative energy cylinder volumes fell 10%, 20%? And why the Steel Processing tolling business is down so much? Were there particular auto models or some customer issue there? Mark A . Russell - Worthington Industries, Inc . - President & COO I'll take those separately . So the first question with regards to ... John P . McConnell - Worthington Industries, Inc . - Chairman of the Board & CEO Alt fuels . Mark A . Russell - Worthington Industries, Inc . - President & COO Alt fuels volume being off, that reflects the softness in Europe, which is automotive, and reflects a very large customer we have there who had a recall that was going on . It wasn't related to our product, but increased demand temporarily for our product . That recall is over, so that temporary demand has gone away and we're back to normal conditions there . So the comparison year - on - year reflects the extra demand of the recall last year at this time rather than unique weakness this year . The second question was relating to ... DECEMBER 19, 2017 / 7:30PM, WOR - Q2 2018 Worthington Industries Inc Earnings Call 6 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Client Id: 77 John Charles Tumazos - John Tumazos Very Independent Research, LLC - President and CEO Why the Steel Processing tolling was off so much? If there was a customer or auto program not doing well. Mark A. Russell - Worthington Industries, Inc. - President & COO No, so that reflects softness on the galvanizing side at our Spartan joint venture . That reflects the loss of one customer, particularly, there . And I wouldn't say that the market changed . And then on the pickling side, softness was concentrated at our Monroe, Ohio facility, where we have a production issue on the pickle line, which we think is largely resolved . So we believe that, that volume will go back to normal levels . Operator Our next question comes from the line of Phil Gibbs with Key Market Capital -- with KeyBanc Capital Market. Philip Ross Gibbs - KeyBanc Capital Markets Inc., Research Division - VP and Equity Research Analyst Either one works. So biggest thing that stood out to me, and maybe you touched upon this because I'm jumping on the call a li ttl e bit late here, but the cadence changed in Consumer and Industrial volumes and in Cylinders. Q1 may be a little bit weak, but Q2 revenues really surprised us on -- like I said, on the Consumer and Industrial side. I mean, anything to think about in terms of that moderating into the third quarter for you? Or is this a good rate to use moving forward? B. Andrew Rose - Worthington Industries, Inc. - Executive VP & CFO I would say on the Consumer side, Phil, there's a lot of good things happening in the Consumer space . But this quarter in particular, we saw a pretty significant uptick in volume related to the hurricane relief efforts . So our customers have been pulling lot of inventory there . We've been producing at maximum capacity . I think that will continue for some period of time . It's not going to continue in perpetuity at current levels, but maybe another quarter, maybe a little bit after that, is probably fair . On the Industrial Gas side, a lot of that uptick, I think, is related to Amtrol . I think the business, even ex Amtrol, is up for Industrial, if I remember back from Mark's comments, but I'm not sure there's anything specific that comes to mind, unless you ... Mark A. Russell - Worthington Industries, Inc. - President & COO Yes. The hurricane demand was limited to the 16 - ounce camping cylinders and our 20 - pound and 30 - pound LPG products and... Philip Ross Gibbs - KeyBanc Capital Markets Inc., Research Division - VP and Equity Research Analyst Okay, that's helpful . Andy, any thoughts on the tax reform side in terms of what that may do? I know your cash tax rate or your cash tax is paid, although your pretax has been kind of low, or I would say optimal, kind of in the high teens, low 20 s the last several quarters . But is that high teens, low 20 s rate on a cash basis, is that doable, based on what you see outlined right now? B. Andrew Rose - Worthington Industries, Inc. - Executive VP & CFO Artificially low the last few quarters because of the stock comp deduction, rising stock price, you get option exercises, stock vesting, and that kind of thing. Our kind of normalized rate is around -- currently around 31%, but we are, as best I can tell, one Senate vote away and a President signing DECEMBER 19, 2017 / 7:30PM, WOR - Q2 2018 Worthington Industries Inc Earnings Call 7 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Client Id: 77 from our normalized rate being around 23.5% on a go - forward basis. And that probably means that, best guess, $20 million of additional cash flow for the company a year. Philip Ross Gibbs - KeyBanc Capital Markets Inc . , Research Division - VP and Equity Research Analyst Okay . That's very helpful and ... B . Andrew Rose - Worthington Industries, Inc . - Executive VP & CFO They just said the House passed the bill . So we're getting there . Philip Ross Gibbs - KeyBanc Capital Markets Inc . , Research Division - VP and Equity Research Analyst All right . Well, there's some more cash for the stocking . And then last question in terms of what your view is on automotive, just in the Steel side looking into next year . And I know the second half was tough because of model adjustments and supply - side cuts from some of the producers . But are you seeing that, seasonally speaking -- or I might want to say cyclically, but seasonally speaking, moving stronger into the first half of the calendar year? Are you seeing any signs of this bouncing back? B . Andrew Rose - Worthington Industries, Inc . - Executive VP & CFO I think year - over - year, our thought around automotive is it's going to be relatively stable . We're in the low 17 millions for auto sales . I think that's what folks are expecting next year . So it's going to bounce around a little bit quarter - to - quarter . Certainly for us, December is always a soft quarter because of the holidays . Now once you get into the first of the year, I think things start to ramp up -- back up again . Mark A. Russell - Worthington Industries, Inc. - President & COO There's a little bit of a mix change going on there, Phil, with the increasing skew to the trucks and SUVs and away from the sma ller cars, which is actually a good thing for us, typically. Philip Ross Gibbs - KeyBanc Capital Markets Inc., Research Division - VP and Equity Research Analyst Okay . And then last question, Andy, I think the Other segment ex restructuring was, I think, a $ 4 million headwind or something . It was a bigger number than normal . Is there something in that line that you've reclassified away from some of the segments? Or is it -- was sort of a onetime thing? Just trying to think about that moving forward . B . Andrew Rose - Worthington Industries, Inc . - Executive VP & CFO Yes, I mean the only business that's in there right now is Worthington Energy Innovations, which is small . It loses money -- it's actually modestly profitable, but after we put corporate allocations on it, it's not . And then we have our captive insurance company is in there, so that thing bounces around a little bit between being a negative and a positive, just based on what our insurance captive is doing . So it's a little hard to predict, even for us, quarter - to - quarter, but it shouldn't be a big swing one way or the other going forward . Philip Ross Gibbs - KeyBanc Capital Markets Inc . , Research Division - VP and Equity Research Analyst Okay . So this is kind of more of a one - off . Okay . DECEMBER 19, 2017 / 7:30PM, WOR - Q2 2018 Worthington Industries Inc Earnings Call 8 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Client Id: 77 Operator (Operator Instructions) We will go to the line of Charles Bradford with Bradford Research. Charles Allen Bradford - Bradford Research, Inc. - President and Analyst As the automobile companies seem to be focusing on moving towards a high - strength advanced steel product in more places in a car , will that impact your business in any significant way? Mark A. Russell - Worthington Industries, Inc. - President & COO It will, Charles . The trend will play to our strengths to the extent we just renewed our capacity to process in our Cleveland facility, and that equipment that will be coming online next calendar year will be high - strength capable . We've also upgraded our galvanizing facility in the Spartan joint venture to be able to process higher - strength steel . So part of that family, we will be able to process there with the additional furnace capacity that we have . So we're anticipating that demand increasing, and we're trying to be prepared to be able to meet it . Charles Allen Bradford - Bradford Research, Inc. - President and Analyst What happens to volume as the steel becomes stronger? Therefore, probably lighter and parts become lighter. Would that have a negative impact on volumes? Mark A. Russell - Worthington Industries, Inc. - President & COO I think you'd see the tonnage impacted just slightly, Charles. I think it's not going to be a huge drop in tonnage. Operator (Operator Instructions) I'm showing no further questions in queue. Please continue. John P. McConnell - Worthington Industries, Inc. - Chairman of the Board & CEO Thank you all for joining us this quarter, and we look forward to talking to you again next quarter. Have a great holiday. Operator Thank you. And ladies and gentlemen, that does conclude your conference call for today. Thank you for your participation and for using AT&T executive teleconference service. You may now disconnect. DECEMBER 19, 2017 / 7:30PM, WOR - Q2 2018 Worthington Industries Inc Earnings Call 9 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Client Id: 77 DISCLAIMER Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes. In the conference calls upon which Event Transcripts are based, companies may make projections or other forward - looking statements regarding a variety of items . Such forward - looking statements are based upon current expectations and involve risks and uncertainties . Actual results may differ materially from those stated in any forward - looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings . Although the companies may indicate and believe that the assumptions underlying the forward - looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward - looking statements will be realized . THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS . IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT . USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS . © 2017 , Thomson Reuters . All Rights Reserved . DECEMBER 19, 2017 / 7:30PM, WOR - Q2 2018 Worthington Industries Inc Earnings Call 10 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2017 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.